Exhibit 10.1

ELECTRONIC ARTS INC.
EXECUTIVE OFFICER CASH SEVERANCE POLICY
Electronic Arts Inc. (the “Company”) will not enter into any new employment agreement, severance agreement or separation agreement with any Executive Officer or establish any new severance plan or policy covering any Executive Officer that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s base salary plus target bonus opportunity, without seeking stockholder ratification of such agreement, plan, or policy.
“Cash Severance Benefits” include cash payments in connection with the termination of the Executive Officer’s employment, or to offset any tax liability relating to such payments. It does not include (a) the payment, vesting, or acceleration of equity-based awards granted under Company equity plans; (b) the payment or provision of perquisites and other employee benefits generally available to similarly-situated employees; (c) any earned, but unpaid bonus for any completed performance period required to be paid under any Company plan or policy; (d) payment of deferred compensation, earned retirement benefits or other vested employee benefits provided under any Company benefit plan or policy; or (e) accrued but unpaid base salary or vacation pay through the termination date.
“Executive Officer” means any officer of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.